UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2005

SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

18 East Dover Street, Easton, Maryland 21601
(Address of principal executive offices) (Zip Code)

(410) 822-1400
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement

The information required by this item is incorporated herein by reference to Item 5.02 of this report.

Item 1.02.  Termination of a Material Definitive Agreement

The information required by this item is incorporated herein by reference to Item 5.02 of this report.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

(b) Departure of Director; Departure of Principal Officer.

On March 8, 2005, The Avon-Dixon Agency, LLC (“Avon-Dixon”), a wholly-owned subsidiary of Shore Bancshares, Inc. (the “Company”), exercised its right to terminate its Employment Agreement dated April 1, 2004 with Steven A. Fulwood (the “Employment Agreement”). Mr. Fulwood previously served as the President of Avon-Dixon. On March 21, 2005, Mr. Fulwood resigned from the Company’s Board of Directors.

The Employment Agreement called for an annual salary of $211,000; participation in the Company’s benefits plans; certain insurance commissions; a supplemental retirement account funded by an annual $20,000 contribution for 10 years, which was scheduled to be activated in the first quarter of 2005 and payable after 10 years; a signing bonus of $20,000, which was refundable on a pro-rata basis if Mr. Fulwood resigned prior to his tenth anniversary; and a bonus plan based on excess profits, which was scheduled to commence in 2006. The Employment Agreement was generally terminable by either party on 30 days’ notice.

On March 21, 2005, Avon-Dixon and Mr. Fulwood executed a Separation Agreement and General Release (the “Separation Agreement”) the terms of which include a lump sum payment to Mr. Fulwood of $21,100 due on March 31, 2005 for unused vacation; a severance payment to Mr. Fulwood of $35,166.67, which is payable in equal amounts over two months commencing on March 8, 2005, in accordance with Avon-Dixon’s normal payroll practices; medical and life insurance benefits through the date Avon-Dixon satisfies its payment obligations; broad, mutual releases and waivers; an agreement by Mr. Fulwood to not solicit, encourage or otherwise cause any employee, consultant or customer of Avon-Dixon to terminate his or her employment or relationship with Avon-Dixon; and certain customary representations, warranties and other terms. Avon-Dixon’s payment obligations under the Separation Agreement terminate in the event Mr. Fulwood breaches any of his representations, warranties or covenants, in which case he must return any amounts paid under the Separation Agreement as liquidated damages. The effectiveness of the Separation Agreement is subject to Mr. Fulwood’s right to revoke it on or before March 28, 2005.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: March 22, 2005                                 By: /s/ W. Moorhead Vermilye
                                W. Moorhead Vermilye
                                 President and CEO